Exhibit 5.1

[Davis Graham & Stubbs LLP Letterhead]

April 24, 2007

Board of Directors and Selling Stockholders

Pure Cycle Corporation

8451 Delaware St.

Thornton, Colorado  80260

Re:	Shelf Registration Statement on Form S 3 Relating to $15,000,000 Aggregate Principal Amount of Shares of Common Stock and 2,406,697 Shares of Common Stock offered by Selling Stockholders

Ladies and Gentlemen:

We have acted as counsel for Pure Cycle Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $15,000,000 principal amount of the Company’s common stock, 1/3 of $.01 par value per share (the “Common Stock”), to be offered for sale by the Company (the “Company Shares”) and 2,406,697 shares of Common Stock (the “Resale Shares”), to be offered for resale by certain selling stockholders (the “Selling Stockholders”).

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined and relied on such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

The following opinion is limited solely to the General Corporation Law of the State of Delaware.  While we are not licensed to practice in the State of Delaware, we have reviewed applicable provisions of the General Corporation Law of Delaware as we have deemed appropriate in connection with the opinion expressed herein.  Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based upon and subject to the foregoing, we are of the opinion that:

1.             The issuance and sale by the Company of up to $15,000,000 of Common Stock, as provided in the Registration Statement, has been duly and validly authorized by all necessary corporate action of the Company.

2.             The Company Shares, when issued and sold in conformity with the resolutions of the board of directors of the Company and as contemplated in the Registration Statement, the prospectus contained therein (the “Prospectus”) and in the applicable supplement to the Prospectus, will be validly issued, fully paid and non-assessable.

3.             The Resale Shares issued and outstanding held by the Selling Stockholders have been legally and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement as the counsel who will pass upon the validity of the securities.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP